EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed on the 1st day of February, 2016 by and between Tech Data Corporation, a Florida corporation (the “Employer”), and Richard Hume (the “Employee”).
RECITALS
A.     Employee desires to serve in the position of Chief Operating Officer.
B.     Employer desires to employ Employee in the position of Chief Operating Officer.
NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, Employer and Employee agree as follows:
1.Employment.
1.1    Position. Subject to the terms and conditions of this Agreement, Employer shall engage Employee, and Employee hereby accepts employment, in the position of Chief Operating Officer, with all the duties, responsibilities and authority normally associated with such position. Employer and Employee acknowledge that, as Chief Operating Officer, Employee shall report to the Chief Executive Officer (the “CEO”) of the Employer.
1.2    Duties/Other Employment. During his employment with Employer, Employee shall devote substantially all of his business time and all reasonable efforts to his employment and perform diligently such duties. Employee shall not, without the prior written consent of the CEO, directly or indirectly, other than in the performance of duties naturally inherent in the businesses of Employer and/or in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not interfere with his full-time employment hereunder, Employee may attend to outside investments, and upon approval of the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”), the Employee may serve as a director of a corporation which does not compete with Employer (within the meaning of Section 5.1), and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations. Employee’s work location shall be at the Employer’s headquarters in Clearwater, Florida. In Employee's position as an officer of the Employer, he will be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Employer shall assist Employee in timely making any requisite filings with the Securities and Exchange Commission (“SEC”).

(Matter # 000975)

2.    Employment Term. Subject to the provisions for termination as hereinafter provided, the term of Employee’s employment with the Employer shall begin on March 1, 2016 or such other date as the Employer and Employee may mutually agree (the “Effective Date”) and shall continue until such time as it is terminated as provided in Section 7 (the “Term”).
3.    Remuneration. During the Term that Employee is employed by Employer pursuant to this Agreement, Employer shall pay, provide or make available to Employee the following compensation, remuneration and other benefits:
3.1    Salary. As compensation for Employee’s services to Employer, Employer shall pay Employee an annual base salary in the amount of Six Hundred Fifty Thousand dollars ($650,000) (the “Base Salary”) in biweekly installments consistent with its practices at its Clearwater, Florida location (subject to all applicable governmental withholdings, and any deductions or withholdings authorized by Employee). The Base Salary shall be reviewed annually by the Compensation Committee on the same basis as applicable to the other senior executive officers, provided that during the initial twenty-four months of Employee’s employment (the “Initial Period”), the Base Salary shall not be reduced unless such reduction is made in conjunction with and in the same proportion as base salary reductions applicable to the Employer’s other senior executive officers.
3.2    Annual Bonus. During each fiscal year in the Term, Employee shall be eligible to participate in the Employer’s Executive Incentive Bonus Plan or such other annual bonus plan applicable to the Employer’s senior executive officers. Employee’s target bonus opportunity for the 2017 fiscal year (“FY2017”) has been separately communicated to Employee. Employee’s actual bonus earned for FY2017 shall be subject to proration in the event the Effective Date does not occur on or prior to March 1, 2016. Proration, if any, shall be based on the number of days from the Effective Date through the last day of FY2017. The target bonus opportunity shall be reviewed annually by the Compensation Committee on the same basis as applicable to the other senior executive officers, provided that during the Initial Period, the Employee’s target bonus opportunity shall not be reduced unless such reduction is made in conjunction with, and in the same proportion as, reductions in the target bonus opportunity applicable to the Employer’s other senior executive officers.
3.3    Equity Incentives. In each fiscal year during the Term, Employee shall be entitled to participate in long-term equity incentives provided by Employer to its senior executive officers. The amount of such awards and the terms and conditions thereof shall be determined by the Compensation Committee on the same basis as applicable to the other senior executive officers. Employee’s initial award of long-term equity incentives shall be granted during March 2016 (or, if the Effective Date is later, upon the Compensation Committee meeting for the Employer’s fiscal quarter in which the Effective Date occurred). The amount of such initial award has been separately communicated to Employee.
3.4    Buy-Out Equity. In consideration of Employee’s forfeiture of certain compensation from Employee’s prior employer, at the time of the award of the initial long-term equity incentives described in Section 3.3 above, Employee shall also receive a special grant of time-based restricted stock units with a value of $850,000 (the “Buy-Out RSUs”). Except as otherwise provided in this Agreement, the Buy-Out RSUs will be subject to the same vesting and other terms and conditions applicable to the initial award of restricted stock units under Section 3.3 above. For avoidance of doubt, the time-based vesting schedule for the Buy-Out RSUs shall be no less favorable than 25% on each of the first two anniversaries and 50% on the third anniversary of the date of grant.
3.5    Benefits, Reimbursement of Expenses, Etc. Employee shall be eligible to participate in or receive benefits under the health and welfare, deferred compensation and retirement plans generally provided or made available to other senior executive officers of Employer from time to time, including the Executive Choice Plan as a Tier 1 participant, subject to the regular eligibility, operational and other requirements of such plans. In recognition of incremental, one-time expenses Employee will incur, Employee shall be entitled to use the Executive Choice Plan for FY2017 for attorney fees incurred in the negotiation of this Agreement.
3.6    Relocation. Employee acknowledges and agrees that Employer requires him to relocate his principal family residence to Florida. Employer agrees to provide Employee with relocation benefits pursuant to the relocation policy which has been separately provided to Employee. In addition, Employer will provide full tax gross-up payments to Employee with respect to all reimbursements and payments described in this Section 3.6 (to the extent includable in Employee’s income and/or subject to Social Security or Medicare taxes and not otherwise deductible by Employee) computed using the highest applicable marginal income, Social Security or Medicare tax rates, but assuming no state income tax (as is the case with Florida residents). In the event Employee is subject to any state income taxes with respect to reimbursements or payments under this Section 3.6, Employer’s obligation to provide a full tax gross-up shall also apply to such state incomes. All reimbursements and payments to Employee under this Section 3.6 shall be made to Employee within 30 days of submission of applicable receipts or invoices and in all event not later than the end of the taxable year after the taxable year in which such expenses were incurred or taxes for which a tax gross-up payment is due were paid by Employee.
3.7    Vacation. Employee shall be entitled to 5 weeks of vacation and sick leave each year, in accordance with Employer’s policies for senior executive officers as in effect from time to time.
3.8    Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for Employee's benefit made by the Employer, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Employer’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Employee shall receive the greater, on an after-tax basis, of the amount reflected in (i) or (ii) above.

If the Total Payments must be reduced as provided in the previous paragraph, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Code Section 280G and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits and (4) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Employee, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to Employee when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
Employee and the Employer shall furnish such documentation and documents as may be necessary for the Employer’s independent external accountants to perform the requisite Code Section 280G computations and analysis. The Employer shall bear all costs that may incurred in connection with performing any calculations contemplated by this Section 3.8.
4.    Confidentiality, Non-Compete, Non-Disparagement, Etc.
4.1    Confidential Information.
(a)    Employee acknowledges that Employer’s Confidential Information is the exclusive property of Employer, is material and confidential, and greatly affects the effective and successful conduct of the business of Employer. Employee agrees to use Employer’s Confidential Information only for the benefit of Employer and shall not at any time, directly or indirectly, either during Employee’s employment with Employer or afterward, divulge, reveal or communicate Employer’s Confidential Information to any person, firm, corporation or entity whatsoever, or use Employer’s Confidential Information for Employee’s own benefit or for the benefit of others.
(b)    Definition. As used in this Section 4.1, the term “Confidential Information” means any and all information, including, but not limited to, information or ideas conceived or developed by Employee, applicable to or in any way related to (i) the present or future business of Employer, (ii) research and development related to Employer’s business, (iii) the business of any customer or vendor of Employer, (iv) trade secrets, (v) processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, and techniques, (vi) all plans or strategies for marketing, development and pricing, and (vii) all information concerning existing or potential customers or vendors, and all similar information disclosed to Employer by other persons and any information in documents or computers that Employer designates as confidential by notation therein or thereon.

4.2    Non-Disparagement and Non-Publication. Employee shall not, at any time, denigrate or disparage Employer or any of its Board of Directors or officers, and Employer and its Board of Directors and officers shall not, at any time, denigrate or disparage Employee.
4.3    Return of Employer’s Property. Employee agrees to make a prompt and complete disclosure to Employer of any Confidential Information in Employee’s possession, upon such a request by Employer. Upon termination of employment and at any other time upon request, Employee further agrees to surrender to Employer all documents, writings and other such materials produced by Employee or coming into Employee’s possession by or through employment with Employer during the term of such employment, and agrees that all such materials are at all times Employer’s property.
4.4    Cooperation. Employee agrees to fully cooperate, in all reasonable respects, with Employer in regard to any internal or external investigations of Employer, its business, its business practices or the like relating to the period in which Employee is or was employed by Employer. If Employee is requested to provide assistance after termination of his employment, then he will be reimbursed for any reasonable expenses. All payments to Employee under this Section 4.4 shall be made within 30 days of submission of applicable receipts or invoices.
4.5    Legal Disclosure. Notwithstanding the foregoing, no confidentiality, non-disparagement or other obligation owed by Employee to the Employer or its affiliates shall prohibit Employee from reporting, whether anonymously or on a disclosure basis, possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or shall require Employee to notify the Employer or its affiliates of any such report, and none of the Employer or any of its affiliates will retaliate against Employee for any such report. In making any such report, however, Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.
5.    Non-Compete and Non-Solicitation Provisions.
5.1    Non-Compete. As a condition to Employer’s obligations under this Agreement, Employee agrees that for a period of one (1) year following the effective date of separation of employment from Employer, anywhere in the world (and each incorporated and unincorporated area thereof), Employee will not own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business which is engaged in wholesale distribution of computer hardware and/or software products or mobility products or IT services as its primary line of business, including but not limited to Ingram-Micro or its affiliates, ALSO/Actebis, West Coast, Arrow Electronics, Inc., Avnet, Synnex, Brightstar, CDW, Amazon, D&H Distributing Co, Insight, Pivot and Dell. Nothing contained in this Section 5.1 shall be interpreted to prohibit Employee from owning stock in publicly traded corporations that may compete with Employer provided such stock ownership does not represent a majority or controlling interest in such corporations.

5.2    Non-Solicitation. Employee also agrees that for a period of one (1) year following the effective date of separation of employment from Employer, Employee will not: (i) directly or indirectly, hire or participate in the hiring of any employee of Employer or its subsidiaries, provided, however that this restriction shall not apply either to former employees of Employer or to employees who respond to a general advertisement; (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer or its subsidiaries to leave Employer for any reason; and (iii) solicit or induce, or attempt to solicit or induce any customer of or vendor to Employer or its subsidiaries to stop doing business with or move some or all of such customer or vendor business to a person or entity other than Employer and its subsidiaries. Employee acknowledges that irreparable harm will be suffered by Employer in the event of the breach or potential breach by Employee of any of Employee’s obligations under this Section 5.
5.3    Invalid Provision. The validity or unenforceability of any provision of this Section 5 shall not affect the validity or enforceability of any other provision of this Agreement. Employee and Employer have specifically agreed and acknowledged that the provisions in Section 5 are fair, reasonable and material. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that (a) it is the parties intention and agreement that this Section 5 be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant is too broad or extensive to permit enforcement to its fullest extent, the scope of any such restriction or covenant may be modified but only as necessary as the court, in its judgment, deems warranted in order to have the fullest enforcement possible consistent with governing law.
5.4    Interpretation. Should any provision of this Section 5 be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Section 5 in full force and effect.
6.    Equitable Relief and Survival. The parties acknowledge that if Employee were to breach the provisions of Sections 4 or 5 hereof, money damages alone would not be a sufficient remedy. Therefore, the parties agree that, in addition to money damages and any other relief available, Employer shall also be entitled to obtain an injunction or other equitable relief to enforce the provisions of Sections 4 and/or 5. The provisions of Sections 4, 5 and 6 shall survive the termination of this Agreement indefinitely.
EMPLOYEE HAS CAREFULLY READ AND CONSIDERED SECTIONS 4, 5 AND 6, ABOVE AND AGREES THAT THEY ARE FAIR, REASONABLE AND REASONABLY REQUIRED TO PROTECT EMPLOYER’S LEGITIMATE BUSINESS INTERESTS. EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

7.    Termination.
7.1    Employment Termination in General. Anything contained in this Agreement to the contrary notwithstanding, Employee’s employment with Employer under this Agreement is “at will” and may be terminated by either party at any time upon 15 days advance written notice to the other party, but subject to the provisions of this Section 7.
7.2    Severance Benefits. The Employee is entitled to participate in the Employer’s Executive Severance Plan as in effect from time to time as a “Tier 1” participant. Employee shall be entitled to any benefits payable under Employer’s Executive Severance Plan, but only if and as provided for therein, subject to the following modifications (which apply to Employee only, and no other participant thereunder) and provided, further, that no modification, amendment or termination of the Executive Severance Plan shall be applicable to Employee during the term of his employment with Employer (or during the “Benefits Period” as defined in the Executive Severance Plan) without Employee’s prior written consent:

(a)
a termination of Employee’s employment for “gross misconduct” shall be limited only to circumstances where the CEO makes a good faith determination that one or more of the following acts or omissions by Employee has both occurred and resulted in (or is reasonably likely to result in) material harm or damage to Employer or Employer’s reputation:

(i)	a willful and repeated material failure to follow the reasonable and lawful instructions of the CEO or a material breach of duties specified in Section 1.2 of this Agreement;

(ii)	a misappropriation of Employer’s property or act of fraud or embezzlement which is willful and material;

(iii)	a willful and material violation of Employer’s written policies applicable to all executive officers of Employer that are provided to Employee, including, without limitation, its Code of Conduct;

(iv)	conviction or a plea of “no contest” (or equivalent) to a crime involving breach of trust, a felony or state or federal securities laws; or

(v)
willful action by, or directed by, Employee that results in a material violation by Employer of applicable securities laws and regulations, listing standards or other material compliance requirements imposed upon Employer;

The foregoing items (i) through (v) are an exclusive list of the acts or omissions that shall be considered “gross misconduct.” For the avoidance of doubt, failure to achieve Employee’s performance objectives will not be considered “gross misconduct.” No act, or failure to act, by Employee shall be considered “willful” unless committed without a reasonable belief that the act or omission was lawful and in the Employer's best interest. The CEO shall provide Employee with 15 days advance written notice specifically detailing the basis for a termination of employment for gross misconduct. During the 15 day period after Employee has received such notice, Employee shall have the opportunity to cure any of the above, that are reasonably subject to cure, and also to present his reasons to the CEO as to why the circumstances do not or should not give rise to “gross misconduct” hereunder (with the assistance of Employee's legal representative) before any termination for gross misconduct is finalized by the CEO. Employee shall continue to receive the compensation and benefits provided by this Agreement during the 15 day period after receiving the written notice of the Employer's intention to terminate Employee's employment for gross misconduct.

(b)	a termination by Employee of his employment will be deemed to be effected for "Good Reason" if any of the following occur without Employee's prior express written consent:

(i)	there is no Bonus Plan available to Employee;

(ii)	Employee ceases to report directly to the CEO;

(iii)	Employee's principal place of employment with Employer is relocated to more than fifty (50) miles from the work location specified above in Section 1.2; and

(iv)
Employer breaches any material provision of this Agreement or any of its other agreements with Employee (including without limitation Employer's failure to timely provide Employee the cash compensation, equity compensation and/or employee benefits owed to Employee under this Agreement.

The foregoing items (i) through (iv) are an exclusive list of the acts or omissions that shall be considered “Good Reason.” In order to provide Employer a reasonable opportunity to cure circumstances constituting “Good Reason,” the Employee shall provide Employer with 30 days advance written notice of Employee’s intention to terminate employment for Good Reason, specifically detailing the basis for a termination of employment for Good Reason. During the 30-day period after Employer has received such notice, Employer shall have the opportunity to cure any of the above that are reasonably subject to cure. In the event the Employer fails to cure, Employee shall be entitled to terminate employment for Good Reason. If Employer cures, then Employee shall be deemed to have withdrawn his intention to terminate and Employee’s employment shall continue.

(c)
Employee shall be entitled to severance payments and benefits under the Executive Severance Plan if (i) Employee terminates his employment for Good Reason, (ii) the Employer terminates Employee's employment for any reason other than gross misconduct (each of (i) and (ii), a "Qualifying Termination"). In the event of a Qualifying Termination, Employee shall also be entitled to receive payments and benefits payable with respect to such termination of employment under the terms of the plans and the payments and benefits as described in

Sections 7.2(d) and (e) of this Agreement. Section IV.5. of the Executive Severance Plan shall be modified such that severance payments will be made to Employee’s estate or heirs in the event of Employee’s death during the Benefits Period.

(d)
For purposes of determining the “Benefits Period” under Section IV.1.(b) of the Executive Severance Plan, such period shall be deemed to be twenty-four (24) months for payments of Base Salary; and a pro rata portion of the Target Bonus for the Fiscal Year of termination shall be paid to Employee in accordance with Article IV.2 of the Executive Severance Plan (but in no event later than 75 days after the end of the Fiscal Year of Employee’s termination).

(e)	Any unvested Buy-Out RSUs shall become fully vested and payable no later than 30 days after a termination.
8.    Arbitration. The parties hereto agree that, except as provided in Section 6 above relating to enforcement of the covenants set forth in Sections 4 and 5 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes subject to the following: (a) such arbitration shall take place in Clearwater, Florida; and (b) discovery in such arbitration shall be governed by the Federal Rules of Civil Procedure. Arbitration-specific costs and fees (such as the cost of the arbitrator(s)) will be fully paid by the Employer.
9.    Withholding Of Taxes. Employer shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
10.    Clawback. Notwithstanding anything in this Agreement to the contrary, Employee acknowledges that Employer may be entitled or required by law, Employer’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Employer’s shares are listed for trading, to recoup compensation paid to the Employee pursuant to this Agreement or otherwise, and Employee agrees to comply with any Employer request or demand for recoupment. Employee acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of Employer and without the consent of the Employee, and that such modification will be deemed to amend this Agreement. Employee further acknowledges and agrees that the Clawback Policy as in effect from time to time shall apply to any and all payments of compensation and benefits (other than Employee’s base salary and benefits under any tax-qualified retirement plan or health and welfare plan) as specified in the Clawback Policy.
11.    Miscellaneous.
11.1    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared invalid by a court of competent jurisdiction for any reason whatsoever and cannot be modified to be enforceable, its invalidity will not affect the validity of the remainder of the Agreement, which shall remain in full force and effect.

11.2    Construction. The section headings or subsection headings have been included for convenience only, are not part of this Agreement, and are not to be taken as an interpretation of any provision hereof. References to gender shall include each other gender, as appropriate. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but a single instrument.
11.3    Entire Agreement; Amendments, Waiver. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and completely and fully supersedes all other prior agreements, both written and oral, between the parties relating to the subject matter hereof. Except as provided in Section 10, this Agreement may be amended, waived, changed, modified or discharged only by an agreement in writing signed by the parties. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
11.4    Attorneys’ Fees. Each party shall bear the cost of any attorneys’ fees and expenses incurred in connection with enforcement of its respective rights under this Agreement, provided that the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party in any arbitration concerning the matters addressed in this Agreement
11.5    Indemnification. Employee shall be entitled to indemnification and advancement of expenses to the fullest extent provided by Article VI of the Employer's by-laws as in effect on the Effective Date or as may be amended from time to time. No amendment to Article VI which would reduce Executive’s rights to indemnification and advancement of expenses with respect to actions or omissions which occurred prior to the date of such amendment shall apply to Employee unless he has consented thereto in writing.
11.6    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs and personal representatives and other legal representatives. Except as provided below in this Section 11.6, this Agreement shall not be assignable by either party. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. In the event that all or substantially all of the business, assets and/or stock of the Employer is sold or transferred, then this Agreement shall be binding on the transferee of the business, assets and/or stock who Employer shall cause to expressly assume in writing the Employer's obligations hereunder.
11.7    Mitigation. Employee shall be under no obligation to seek other employment or to otherwise seek mitigation for any payments owed to Employee under this Agreement and there shall be no offset against any amounts due Employee under this Agreement.
11.8    Code Section 409A Matters. It is the parties intent that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) if the date of payment or the commencement of any installment payments must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon the expiration of such six month period and (b) each payment which is conditioned upon the Employee’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses, or in-kind benefits, such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Employee agree to amend this Agreement to bring this Agreement into compliance with Code Section 409A.
11.9    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address that Employee most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
11.10    Authority. The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Employee hereby represents to the Employer that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Employee is a party. The Employee hereby further represents to the Employer that he will not utilize or disclose any confidential information obtained by the Employee in connection with any former employment with respect to his duties and responsibilities hereunder.
11.11    Governing Law. This Agreement shall be subject to, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of laws rules.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.
By: /s/ Richard Hume                By:     /s/ Robert M. Dutkowsky
Richard Hume                            Robert M. Dutkowsky
Chief Executive Officer
On behalf of Tech Data Corporation